Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net

Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Vice President – Corporate Communication
216-621-6060

For immediate release

Forest City provides update on credit line renewal, other financing activity

CLEVELAND, Ohio – October 19, 2009 – Forest City Enterprises, Inc. (NYSE:FCEA and FCEB) today provided a progress update on the modification and renewal of its $750 million revolving credit facility, and also announced extensions and refinancings among its property-level, non-recourse debt maturities.

The Company has received preliminary, non-binding commitments from a majority of its current 14-member bank group to participate in a renewed revolving credit facility. The preliminary commitments are based on a revised term sheet that is the subject of active discussions between the Company and its lenders, and are conditional on approval of the term sheet by all participating lenders, and any or all of the lenders who have preliminarily approved the term sheet may retract their approvals. Preliminary commitments to date account for approximately 60 percent of the total commitment being sought. While the Company cannot predict the outcome of this approval process and any further negotiations with the lenders, the term sheet for the extension of the facility contemplates a reduced total commitment from the lenders, increased borrowing costs, modification to the financial covenants and the addition of operational covenants. If approved, additional terms and conditions of the facility will be announced at the time of closing. The current facility is scheduled to mature in March 2010.

Separately, Forest City announced $150.3 million, at 100 percent ($97.2 million related to consolidated properties and $53.1 million related to unconsolidated properties), in refinancings and loan extensions not previously reported.

The Company closed the following transactions related to consolidated properties:

•	On September 30, 2009, the Company closed a three-year extension of a $90.8 million loan for 2 Hanson Place, a 10-story, 399,000-square-foot office building adjacent to the Company’s Atlantic Terminal retail center in Brooklyn, NY; and

•	Also on September 30, the Company closed a $6.4 million, 10-year refinancing for Lofts 23, a 51-unit, loft-style apartment property at the Company’s University Park at MIT in Cambridge, MA.

In addition, the Company closed the following transactions related to unconsolidated properties:

•	A $17.7 million, two-year extension of financing, at 100 percent, related to Sterling Lakes, a master-planned community in Pepper Pike, OH, which closed on September 30;

•	A $4.9 million refinancing, at 100 percent, related to Perrytown Place Apartments, a 231-unit, senior housing apartment community in Pittsburgh, PA, also closed on September 30; and,

•	A $30.5 million, five-year refinancing, at 100 percent, for Golden Gate Plaza, a 361,000-square-foot specialty retail center in suburban Cleveland, which closed on October 1.

About Forest City Enterprises, Inc.

Forest City Enterprises, Inc., is an $11.7-billion NYSE-listed national real estate company. The Company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, go to www.forestcity.net.

Safe Harbor Language

Statements made in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The Company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current market conditions on our liquidity, ability to finance or refinance projects and repay our debt, general real estate investment and development risks, vacancies in our properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks associated with an investment in a professional sports team, our substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by our credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, environmental liabilities, conflicts of interest, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, volatility in the market price of our publicly traded securities, litigation risks, as well as other risks listed from time to time in the Company’s SEC filings, including but not limited to, the Company’s annual and quarterly reports.

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